EXHIBIT 10.1

SHARE SUBSCRIPTION AND SHAREHOLDERS’ AGREEMENT

in respect of

FIDELION DIAGNOSTICS PTE. LTD.

(Company Registration No. 202527265W)

Dated: November 12, 2025

BY AND AMONG:

1.	Fidelion Diagnostics Pte. Ltd., a private company limited by shares incorporated in the Republic of Singapore (the “Company”);
2.	BioNexus Gene Lab Corp., a company incorporated under the laws of the State of Wyoming, United States of America (the “Subscriber” or “BGLC”);
3.	Tongshu Biotechnology (Hong Kong) Co., Limited (“Tongshu”);
4.	Mr. Tan Lee Su-Leng (“TLS”);
5.	Molecule Bio LLC (“Molecule”);
6.	Rainy Morning Technology (Hong Kong) Limited (“Rainy Morning”).

(Each a “Party” and collectively, the “Parties”)

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TABLE OF CONTENTS

Table of Contents

1.	Definitions and Interpretation
2.	Subscription for Shares by BGLC
3.	Conditions Precedent
4.	Capitalisation and Shareholding Structure
5.	Board of Directors and Governance
6.	Reserved Matters
7.	Transfer of Shares: Right of First Refusal and Tag-Along
8.	Drag-Along Rights and Strategic Exit Scenarios
9.	Qualified Financing Event and Termination of Shareholder Restrictions
10.	Termination of Agreement and Survival of Certain Rights
11.	Representations and Warranties
12.	Confidentiality and Public Announcements
13.	Dispute Resolution
14.	Miscellaneous

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1. DEFINITIONS AND INTERPRETATION

1.1 Definitions

In this Agreement (including any Schedules), unless the context otherwise requires, the following terms shall have the meanings set out below:

•	"Affiliate" means, in relation to a person, any entity that directly or indirectly controls, is controlled by, or is under common control with that person.
•	"Agreement" means this Share Subscription and Shareholders’ Agreement, including its recitals and schedules, as amended or supplemented from time to time.
•

“Assigned IP” means Intellectual Property assigned to the Company under the Intellectual Property And Technology Assignment Agreement by and between Wuxi Tongshu Biotechnology Co., Limited and Fidelion Diagnostics Pte Ltd.

•	"Board" means the board of directors of the Company as constituted from time to time.
•	"BGLC" or "Subscriber" means BioNexus Gene Lab Corp., a company incorporated in the State of Wyoming, USA.
•	"Business Day" means a day (other than a Saturday, Sunday, or public holiday) on which banks are generally open for business in Singapore.
•

"CEO" means the Chief Executive Officer of the Company, who is the senior executive responsible for the day-to-day management and operations of the Company, and who is appointed by the Board in accordance with this Agreement.

•	"Company" means Fidelion Diagnostics Pte. Ltd., a company incorporated in the Republic of Singapore with company registration number 202527265W.
•

"Core Business" means the development, commercialization, and monetization (including through licensing, partnerships, or a strategic sale) of the VitaGuard System and related intellectual property for the detection, diagnosis, and monitoring of Minimal Residual Disease (MRD) in the field of oncology.

•	"Effective Date" means the date of this Agreement, as stated on the cover page.
•

"Enlarged Share Capital" means the total issued and paid-up share capital of the Company immediately following the completion of the subscription of shares by BGLC under this Agreement, calculated on a fully diluted basis.

•

"Intellectual Property" or "IP" means all patents, patent applications, know-how, trade secrets, inventions, data, technical information, proprietary methods, source code, protocols, trademarks, trade names, designs, copyrights, and any and all intellectual property rights of any kind.

•

"IP License Agreement" means the intellectual property license agreement to be entered into between the Company and BGLC, granting BGLC exclusive commercialization rights in the Southeast Asia region for the VitaGuard System.

•

“Material Contracts means the (i) Exclusive Intellectual Property License Agreement (the “SEA License”), (ii) Patent Support Agreement between Fidelion and Tongshu (the PSA), together with any amendments to either, and (iii) the Intellectual Property and Technology Assignment Agreement.

•

"Net Sales" means the gross invoice price of all Products sold by the Company, its Affiliates, or sublicensees to third parties, less customary deductions including: (a) trade, quantity, or cash discounts; (b) credits or allowances for returns, rejections, or recalls; and (c) sales taxes, value-added taxes, or other similar governmental charges.

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•	"Ordinary Shares" means the ordinary shares in the capital of the Company having the rights set out in its constitution.
•	"Qualified Financing Event" means the first to occur of:

1.	a private financing round in which the Company raises at least USD15,000,000 in gross proceeds;
2.	an initial public offering by the Company in which at least USD 15,000,000 in gross proceeds is raised; or
3.	a direct listing of the Company on the NASDAQ Stock Market or New York Stock Exchange or other nationally recognized exchange.

•

"SEA Region" means the member states of the Association of Southeast Asian Nations (ASEAN) as of the Effective Date, namely: Brunei Darussalam, Cambodia, Indonesia, Lao People’s Democratic Republic, Malaysia, Myanmar, the Philippines, Singapore, Thailand, and Vietnam. Any change in ASEAN membership after the Effective Date shall include such new members in the SEA Region.

•	"Shareholder" means a holder of shares in the Company and "Shareholders" means all such holders collectively.
•	"Special Majority Vote" means the affirmative vote or written consent of at least two-thirds (2/3) of the directors then in office.
•	"Trade Sale" means a sale of all or substantially all of the shares or assets of the Company to a third party.
•	"Trigger Event" has the meaning ascribed to it in Clause 10.2.
•	"VitaGuard System" means the liquid biopsy-based circulating tumor DNA (ctDNA) detection and monitoring platform contributed to the Company by Tongshu.

1.2 Interpretation

In this Agreement, unless the context otherwise requires:

(a) Words importing the singular include the plural and vice versa;

(b) References to Clauses and Schedules are to clauses of and schedules to this Agreement;

(c) Headings are inserted for convenience only and shall not affect the construction of this Agreement;

(d) Any reference to a statute includes all modifications, re-enactments, and statutory instruments issued thereunder;

(e) References to “include”, “includes”, or “including” shall be construed as without limitation;

(f) References to any agreement or document shall be construed as a reference to the same as amended, modified, supplemented or novated from time to time.

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2. SUBSCRIPTION FOR SHARES BY BGLC

2.1 Subscription

Subject to the terms and conditions of this Agreement, the Company hereby agrees to allot and issue to BGLC, and BGLC agrees to subscribe for, such number of new Ordinary Shares in the capital of the Company as shall, immediately upon completion of such subscription and issuance, represent at least fifteen percent (15.0%) of the Company’s Enlarged Share Capital (the “Subscription Shares”).

2.2 Consideration

In consideration for the allotment and issuance of the Subscription Shares:

(a) BGLC shall, on the Completion Date, issue to the Company such number of restricted common shares of BGLC as shall represent nineteen point nine percent (19.9%) of the issued and outstanding share capital of BGLC calculated on a pre-money basis, immediately prior to the issuance of such shares; and

(b) No cash consideration shall be paid by BGLC to the Company in connection with the subscription for the Subscription Shares.

2.3 Completion

(a) Completion of the subscription and issuance of the Subscription Shares shall take place on a date to be mutually agreed by the Parties in writing, but no later than thirty (30) days following the satisfaction or waiver of the Conditions Precedent set out in Clause 3 (the “Completion Date”).

(b) On the Completion Date:

(i) the Company shall issue and allot the Subscription Shares to BGLC and enter BGLC into its register of members;

(ii) BGLC shall issue the corresponding restricted common shares to the Company and provide evidence of such issuance, including board resolutions and stock certificates or equivalent notations;

(iii) the Parties shall take all necessary steps and execute such documents as may be required to effect and record the transactions contemplated herein.

2.4 Rights Attaching to Subscription Shares

The Subscription Shares shall rank pari passu in all respects with the existing Ordinary Shares in the capital of the Company and shall carry the right to receive notices of, attend and vote at all meetings of Shareholders and the right to receive dividends declared and paid by the Company, subject to the terms of this Agreement and the Constitution of the Company.

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3. CONDITIONS PRECEDENT

3.1 Conditions to Completion

Completion of the subscription by BGLC under Clause 2 shall be conditional upon the satisfaction or waiver (in whole or in part) of the following conditions precedent on or before the Completion Date:

(a) Execution of IP License Agreement

The Company and BGLC shall have executed a binding Intellectual Property License Agreement, granting BGLC exclusive rights to commercialize the VitaGuard System in the SEA Region.

(b) Corporate Approvals

Each Party shall have obtained all necessary internal approvals (including, where applicable, board and shareholder resolutions) authorizing the execution and performance of this Agreement and the transactions contemplated herein.

(c) Regulatory and Legal Compliance

There shall be no legal, regulatory, or governmental order, decree, or proceeding in effect that restrains, prohibits, or materially delays the completion of the transactions contemplated by this Agreement.

(d) No Material Adverse Change

There shall not have occurred any material adverse change in the business, assets, operations, or financial condition of the Company since the Effective Date.

(e) Consents and Waivers

All third-party consents, approvals, waivers, and notifications, if any, required in connection with the issuance of the Subscription Shares and the IP License Agreement shall have been obtained or duly waived.

3.2 Waiver of Conditions

Any of the conditions set out in Clause 3.1 may be waived (in whole or in part) in writing by the Party for whose benefit such condition exists. No such waiver shall prejudice the rights of such Party to rely on the non-fulfillment of any other condition.

3.3 Termination for Non-Satisfaction

If any of the conditions precedent in Clause 3.1 are not satisfied or waived by the date falling ninety (90) days from the Effective Date (or such later date as may be mutually agreed in writing by the Parties), then this Agreement shall automatically terminate with immediate effect, and no Party shall have any further claim against the other, save for any antecedent breach.

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4. CAPITALISATION AND SHAREHOLDING STRUCTURE

4.1 Post-Subscription Capitalisation

Upon the issuance of the Subscription Shares to BGLC pursuant to Clause 2, the Enlarged Share Capital of the Company shall comprise a structure with the following minimum shareholding, as a percentage:

Shareholder Name	% Shareholding

Tongshu Biotechnology (Hong Kong) Co., Limited	30.0%

BioNexus Gene Lab Corp. (BGLC)	15.0%

4.2 Register of Members and Share Certificates

Following Completion, the Company shall:

(a) enter BGLC into its register of members as the holder of the Subscription Shares; and

(b) issue a duly executed share certificate to BGLC in respect of its holding.

4.3 Share Rights

All Ordinary Shares, including the Subscription Shares, shall carry equal rights in respect of voting, dividends, and distributions in accordance with the Company’s constitution, save where otherwise provided in this Agreement.

4.4 Pre-emptive Rights for BGLC

(a) Grant of Right. Subject to the terms of this Clause 4.4, BGLC shall have the right, but not the obligation, to participate in any future issuance by the Company of new shares or other securities convertible into shares ("New Securities"), including the right to purchase more than its pro-rata share of such New Securities (an “Over-Subscription Right”).

(b) Issuance Notice. The Company shall provide written notice (the “Issuance Notice”) to BGLC at least twenty-one (21) days prior to the proposed issuance of any New Securities, detailing the terms of the proposed issuance.

(c) Exercise of Pro-Rata Right. BGLC shall have fifteen (15) days from the receipt of the Issuance Notice (the “Initial Exercise Period”) to elect to purchase up to its pro-rata share of the New Securities.

(d) Over-Subscription Right. If any New Securities remain unsubscribed upon the expiration of the Initial Exercise Period (the “Remaining Securities”), the Company shall notify BGLC, which shall have a second period of ten (10) days to elect to purchase all or any portion of the Remaining Securities.

(e) Exclusions. The pre-emptive rights set forth in this Clause 4.4 shall not apply to the issuance of: (i) shares issued under a board-approved employee stock option plan (ESOP); (ii) shares issued as consideration in a bona fide merger or acquisition; (iii) shares issued upon the conversion of any convertible securities; or (iv) shares issued in a Qualified Financing Event that is an initial public offering or a direct listing.

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4.5 EIP Creation

(a) The Parties acknowledge and agree that the Company intends to establish a board-approved equity incentive plan (EIP) to incentivize key employees, directors, and consultants, the size and terms of which shall be approved by the Board.

4.6 Equity Outcome Acknowledgement (non-mechanical)

Parties acknowledge the intended fully-diluted outcome to be implemented by later actions: Tongshu 30.0%, BGLC 15.0%. This clause records outcome only and creates no additional economic, voting, or veto rights; mechanics will be documented separately.

5. BOARD OF DIRECTORS AND GOVERNANCE

5.1 Board Composition

The board of directors of the Company (the “Board”) shall comprise a total of a minimum of three (3) directors, and a maximum of seven (7) directors, unless otherwise agreed in writing by the Shareholders holding not less than seventy-five percent (75%) of the issued share capital of the Company.

5.2 Director Appointment Rights

(a) Tongshu shall have the right to nominate and appoint one (1) director to the Board for as long as it holds not less than fifteen percent (15%) of the issued share capital of the Company.

(b) BGLC shall have the right to nominate and appoint two (2) directors to the Board, provided that at least one of such appointees is a resident of Singapore to satisfy statutory requirements.

(c) One (1) more director shall be nominated and appointed by the other Shareholders collectively (excluding Tongshu and BGLC), provided that the first such director shall be Mr. Tan Lee Su-Leng, who shall serve as the initial Chief Executive Officer (“CEO”) of the Company.

(d) For the purposes of this Agreement, any decision required to be made by a group of Shareholders acting "collectively" shall be determined by a simple majority vote of the shares held by the members of that specific group.

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5.3 Removal and Replacement

Each Shareholder entitled to appoint a director pursuant to Clause 5.2 shall also be entitled to:

(a) remove such appointed director from office at any time by written notice to the Company; and

(b) nominate a replacement by giving written notice to the Company, whereupon the Company and all parties to this agreement shall take all necessary steps to effect such replacement.

5.4 Chairperson

Unless otherwise agreed by the Board, the chairperson of the Board shall be elected by the directors by simple majority from among themselves and shall not have a casting vote.

5.5 Board Proceedings

(a) The quorum for a Board meeting shall be two (2) directors, including at least one director appointed by BGLC and one appointed by Tongshu (if any such director is then in office) (the "Initial Quorum").

(b) Resolutions of the Board shall be passed by a simple majority of the directors present and voting, except in respect of matters requiring a Special Majority Vote, as defined in Clause 1.1.

(c) The Board shall meet at least once every fiscal quarter, and meetings may be held by audio or video conference.

(d) If an Initial Quorum is not present within thirty (30) minutes of the time appointed for a Board meeting, the meeting shall be adjourned to the same day and time in the following week at the same place. Notice of such adjourned meeting shall be given to all directors. At the adjourned meeting, the requirement for specific directors to be present shall be waived, and the quorum shall be constituted by any two (2) directors present in person or by conference call.

5.6 Management Powers

Subject to the provisions of this Agreement and the Constitution of the Company, the management of the Company shall be vested in the Board, which may delegate such powers to the CEO or other executives or committees as it may determine.

5.7 Directors' Indemnity and Insurance

(a) Indemnification. The Company shall indemnify and hold harmless each Director to the fullest extent permitted by the Singapore Companies Act (Cap. 50) and the Company's Constitution against any and all costs, losses, liabilities, and expenses (including reasonable legal fees) reasonably incurred by such Director in connection with any proceeding to which he or she is made a party by reason of his or her service as a Director of the Company.

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(b) Insurance.

(i) The Company shall make all reasonable efforts to obtain and maintain a directors' and officers' (D&O) liability insurance policy that provides coverage for any director nominated by any Shareholder. Such insurance shall be in an amount and with coverage terms that are commercially reasonable and appropriate for directors of companies of similar size and stage of development.

(ii) For all other directors not nominated by Shareholders, the Board shall, on at least an annual basis, consider and determine in good faith the appropriateness and commercial feasibility of obtaining and maintaining a directors’ and officers’ (D&O) liability insurance policy. The policy, if obtained, shall be in an amount and with coverage that the Board deems appropriate for a company of its size and stage of development.

(iii) The Company shall bear all costs and expenses associated with obtaining and maintaining the insurance coverage under sub-clause (i) above.

(c) Alternative Strategies. For the avoidance of doubt, the Board may, at its discretion, determine that a self-insurance or an alternative risk-financing strategy is more commercially effective for the Company than a traditional D&O insurance policy.

(d) Advancement of Expenses. Expenses, including legal fees, incurred by a Director in defending any legal proceeding may be paid by the Company in advance of the final disposition of such proceeding, upon receipt of an undertaking by or on behalf of the Director to repay such amount if it is ultimately determined that he or she is not entitled to be indemnified by the Company as authorized in this section.

5.8 Deadlock Resolution

In the event of a Board deadlock on any matter requiring Board approval, and such deadlock remains unresolved after two (2) consecutive Board meetings (including any adjournments) within a 30-day period, the matter shall be referred to an independent director mutually agreed by the Parties. The independent director shall cast the deciding vote on the specific matter in dispute, and such decision shall be final and binding.

5.9 Reserved Matters; Negative Consent Right

(a) Reserved Matters. Until a Qualified Financing Event is completed, the Company and the Board shall not approve or implement any of the following (each, a “Reserved Matter”) without (x) the affirmative vote of the director designated by TLS (the “TLS Director”) or (y) TLS’ prior written consent:

(i) any issuance of equity or equity-linked securities (other than under an approved employee plan) or incurrence of indebtedness exceeding US$1,000,000 in the aggregate in any fiscal year;

(ii) any merger, consolidation, sale of all or substantially all assets, or any exclusive license of Company IP covering all fields or the Territory;

(iii) amendment, termination (other than expiry in the ordinary course), or non-renewal of the Patent Support Agreement, the IP & Technology Assignment, or the SEA License;

(iv) approval of, or material changes to, the annual operating or IP budgets exceeding 15% variance;

(v) any related-party transaction over US$50,000 (other than arm’s-length compensation approved by the independent committee);

(vi) change in principal line of business; appointment or removal of the CEO; or voluntary liquidation.

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(b) Process. The Company shall deliver to TLS (or the TLS Director) an information package with all material information reasonably necessary for TLS to make a decision for any Reserved Matter and provide a good-faith opportunity to confer prior to any vote.

(c) Carve-Outs (minimum-necessary actions). This Clause 5.9 does not prevent actions strictly required by applicable law, a final court/arbitral order, or a stock-exchange/regulatory directive, or actions reasonably necessary to avoid imminent insolvency or the lapse/forfeiture of material IP rights, provided the Company takes only the minimum steps necessary and promptly seeks TLS’ ratification.

(d) No Fetter of Duties; Effect of Breach. Nothing herein requires any director to act in breach of statutory duties. Any Company action taken in contravention of this Clause 5.9 shall be voidable at the election of TLS, and TLS shall be entitled to injunctive relief and specific performance.

(e) Supremacy; Constitutional Alignment. The Parties shall procure the adoption and maintenance of corresponding provisions in the Company’s Constitution. In the event of inconsistency between this Clause 5.9 and any internal rule or policy, this Clause 5.9 prevails inter partes.

6. RESERVED MATTERS

6.1 Special Majority Vote Requirement

Subject to and without prejudice to any additional approvals required under the Companies Act (Cap. 50) or the Company's Constitution, the Company shall not, and shall ensure that its subsidiaries do not, take or permit to be taken any of the following actions without the prior approval of a Special Majority Vote of the Board:

6.2 Reserved Matters List

The following matters shall constitute Reserved Matters requiring Special Majority Board approval:

(a) Amendments to Constitution

Any amendment, alteration or repeal of the Constitution of the Company or adoption of a new constitution.

(b) Change in Core Business

Any material change to the nature or scope of the core business of the Company, including any change in the strategic purpose or key commercial focus.

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(c) Liquidation or Dissolution

Any voluntary liquidation, winding up, receivership, administration, or dissolution of the Company or any material subsidiary.

(d) Disposal of Substantially All Assets

The sale, lease, license, transfer, or other disposition of all or substantially all of the assets of the Company, other than in the ordinary course of business.

(e) Material Debt or Guarantees

The incurrence of any indebtedness or issuance of guarantees by the Company or its subsidiaries in excess of USD1,000,000 outside the scope of an approved annual budget or strategic plan.

(f) Mergers and Acquisitions

Any merger, consolidation, amalgamation, or other business combination involving the Company, except as may be approved in a Drag-Along Sale under Clause 8.

(g) Reserved Matters

Entering into, amending, waiving, suspending, not renewing, or terminating the PSA, or making any determination under the PSA that would constitute a “Termination for Uncured Non-Payment” (as defined in the PSA).

6.3 Exclusions

For the avoidance of doubt, the following matters shall not be subject to Special Majority Vote, unless otherwise required by law:

(a) routine operational decisions,

(b) budgetary allocations and expenditures within approved budgets,

(c) future equity financing rounds, or

(d) listing preparations, including resolutions to pursue a public offering or direct listing.

7. TRANSFER OF SHARES: RIGHT OF FIRST REFUSAL AND TAG-ALONG

7.1 General Restriction on Transfers

No Shareholder shall transfer, assign, pledge, encumber, or otherwise dispose of any of its shares in the Company (a “Transfer”), whether directly or indirectly, except in accordance with the terms of this Agreement and the Company’s Constitution.

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7.2 Right of First Refusal (“ROFR”)

(a) If any Shareholder (the “Transferring Shareholder”) proposes to Transfer any of its shares to a third party (the “Proposed Transferee”), the Transferring Shareholder shall first offer such shares (the “Offered Shares”) to the other Shareholders (the “ROFR Shareholders”) pro rata to their respective shareholdings by delivering a written notice (the “ROFR Offer Notice”) specifying:

(i) the number of Offered Shares;

(ii) the identity of the Proposed Transferee;

(iii) the price and terms of the proposed Transfer; and

(iv) any other material conditions.

(b) Each ROFR Shareholder shall have a period of twenty-one (21) days from the date of receipt of the ROFR Offer Notice to accept the offer in whole or in part.

(c) If the ROFR Shareholders do not elect to purchase all of the Offered Shares within such period, the Transferring Shareholder may, within sixty (60) days thereafter, transfer the remaining Offered Shares to the Proposed Transferee on terms no more favorable than those offered to the ROFR Shareholders.

(d) Any Transfer not completed within such 60-day period shall be subject to re-offer under this Clause 7.2.

7.3 Tag-Along Rights

(a) If a Shareholder proposes to Transfer more than twenty percent (20%) of the issued shares of the Company to a third party in a single transaction or series of related transactions, and the Transfer would result in a change of control of the Company, each other Shareholder shall have the right (but not the obligation) to sell a proportionate number of their shares to the same Proposed Transferee on the same terms and conditions (“Tag-Along Right”).

(b) The Transferring Shareholder shall deliver a written notice (the “Tag Notice”) to the other Shareholders, which shall include the terms of the proposed Transfer and the number of shares to be sold.

(c) Any Shareholder wishing to exercise its Tag-Along Right shall notify the Transferring Shareholder within fourteen (14) days of receipt of the Tag Notice.

(d) The closing of such Transfer shall be conditional upon the simultaneous purchase by the Proposed Transferee of the shares held by the Tagging Shareholders who exercised their Tag-Along Rights.

7.4 Exempt Transfers

The provisions of Clauses 7.2 and 7.3 shall not apply to:

(a) Transfers by a Shareholder to its Affiliates, provided that such Affiliate agrees in writing to be bound by the terms of this Agreement; or

(b) Transfers pursuant to a Drag-Along Sale approved in accordance with Clause 8.

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8. DRAG-ALONG RIGHTS AND STRATEGIC EXIT SCENARIOS

8.1 Drag-Along Right

If Shareholders holding at least seventy-five percent (75%) of the total issued shares of the Company (the “Majority Sellers”) approve a bona fide sale of all issued shares of the Company or all or substantially all of its assets to a third party purchaser who is not an Affiliate of any Shareholder (a “Trade Sale”), then the Majority Sellers shall have the right (the “Drag-Along Right”) to require all other Shareholders (the “Dragged Shareholders”) to:

(a) sell and transfer all of their shares to such third party on the same terms and conditions (including price and form of consideration); and

(b) take all reasonable steps and actions necessary or desirable to effect such sale, including executing all documents reasonably required by the acquirer or the Company.

8.2 Procedure for Drag-Along

The Majority Sellers shall provide all Dragged Shareholders with a written notice (the “Drag Notice”) at least fifteen (15) Business Days prior to the proposed closing of the Trade Sale, which shall specify:

(a) the identity of the proposed acquirer;

(b) the price and material terms of the proposed Trade Sale; and

(c) the proposed closing date.

Each Dragged Shareholder shall comply with the Drag Notice and shall execute all transfer instruments and other transaction documents reasonably required to give effect to the Trade Sale.

8.3 Conditions of Equality

The consideration offered to all Shareholders in a Drag-Along Sale shall be on identical terms, provided that customary escrow, indemnity, or liability allocation provisions may apply based on pro rata ownership, and that reasonable variations in representation and warranty coverage may be permitted for Shareholders who are not actively involved in management.

8.4 Exclusions

The Drag-Along Right shall not apply to:

(a) any transaction that constitutes a merger with or sale to an Affiliate of an existing Shareholder; or

(b) any transaction that does not involve a change of control or sale of all or substantially all of the shares of the Company.

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9. QUALIFIED FINANCING EVENT AND TERMINATION OF SHAREHOLDER RESTRICTIONS

9.1 Definition of Qualified Financing Event

For the purposes of this Agreement, a Qualified Financing Event shall have the same meaning as defined in Clause 1.1.

9.2 Termination of Shareholder Restrictions

Upon the closing of a Qualified Financing Event under Clause 9.1:

(a) the following shareholder provisions of this Agreement shall automatically and irrevocably terminate with respect to all Shareholders and shall be of no further force or effect:

(i) Clause 7 – Transfer of Shares: Right of First Refusal and Tag-Along;

(ii) Clause 8 – Drag-Along Rights and Strategic Exit Scenarios;

(iii) any other provision that limits or restricts the free transferability or sale of shares in the Company (for the avoidance of doubt, this does not terminate Board composition or governance provisions unless required by the listing rules).

(b) this Clause 9 shall survive the termination of the provisions listed in sub-clause (a); and

(c) the Company shall take all steps necessary to amend its Constitution and shareholders’ register to reflect the termination of such restrictions and to facilitate any listing-related requirements as may be advised by counsel.

10. TERMINATION OF AGREEMENT AND SURVIVAL OF CERTAIN RIGHTS

10.1 Termination Events

This Agreement shall terminate and cease to have effect upon the earliest to occur of the following:

(a) the written agreement of all the Parties to terminate this Agreement;

(b) the dissolution, winding up, or liquidation of the Company in accordance with applicable law;

(c) the completion of a Qualified Financing Event (as defined in Clause 1.1);

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10.2 Survival of Certain Clauses

Notwithstanding Clause 10.1, the following provisions shall survive termination of this Agreement and shall remain in full force and effect:

(a) Clause 9.2 – Termination of Shareholder Restrictions (confirming effectiveness of release);

(b) Clause 12 – Confidentiality and Public Announcements;

(c) Clause 13 – Dispute Resolution;

(d) Clause 14 – Miscellaneous.

10.3 Intellectual Property Ownership Irrevocable

For the avoidance of doubt, the Parties agree and acknowledge that:

(a) all intellectual property rights, data, and materials previously transferred, licensed, or contributed to the Company by Tongshu (or its Affiliates), including but not limited to the VitaGuard System, are the irrevocable property of the Company;

(b) the termination of this Agreement for any reason shall not cause the reversion or reassignment of any such intellectual property rights to Tongshu or any other Shareholder;

(c) this clause shall be specifically enforceable by the Company and shall bind the Parties notwithstanding any dissolution or restructuring of the shareholding.

11. REPRESENTATIONS AND WARRANTIES

11.1 Mutual Representations

Each Party represents and warrants to the other Parties, on the Effective Date and on the Completion Date, that:

(a) it has full power and authority to enter into and perform this Agreement and the transactions contemplated herein;

(b) the execution and delivery of this Agreement, and the performance of its obligations under it, have been duly authorised by all necessary corporate or personal action (as applicable);

(c) this Agreement constitutes legal, valid, and binding obligations enforceable against it in accordance with its terms; and

(d) the execution and performance of this Agreement does not and will not violate any applicable law, regulation, order, or any agreement to which it is a party or by which it is bound.

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11.2 Representations by the Company

The Company further represents and warrants to the other Parties that, as at the Effective Date:

(a) it is duly incorporated, validly existing and in good standing under the laws of Singapore;

(b) the share capital structure (including the minimum holdings set out in Clause 4.1) will be accurately reflected in the Company’s register following Completion;

(c) the Company owns or has valid rights to all intellectual property used in or necessary for the operation of the Company’s business, including the rights in and to the VitaGuard System;

(d) the Company has not granted any options, convertible instruments, rights of first refusal, or similar arrangements that would affect the rights of BGLC or dilute its shareholding other than as disclosed in this Agreement; and

(e) there are no material legal proceedings, investigations, or claims pending or threatened against the Company.

11.3 Representations by BGLC

BGLC represents and warrants to the Company and the Existing Shareholders that, as at the Effective Date:

(a) the restricted common shares to be issued to the Company pursuant to Clause 2.2 shall be duly authorised, validly issued, fully paid, and non-assessable;

(b) BGLC has not taken any action or entered into any agreement which would result in a breach of its obligations under applicable securities laws in connection with the issuance of such shares; and

(c) the shares to be issued to the Company are not subject to any lien, pledge, or encumbrance (except as disclosed to the Company or imposed by applicable securities laws).

11.4 Mutual Indemnity

Each Party (an “Indemnifying Party”) agrees to indemnify and hold harmless the other Parties and their respective directors and officers from and against any and all losses, damages, or expenses (including reasonable legal fees) arising out of or resulting from any breach of any representation, warranty, or covenant made by the Indemnifying Party in this Agreement.

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12. CONFIDENTIALITY AND PUBLIC ANNOUNCEMENTS

12.1 Confidential Information

Each Party undertakes to the other Parties that it shall:

(a) keep strictly confidential all information of a confidential nature (including trade secrets, know-how, technical, commercial, financial, or strategic information) that it has received or obtained as a result of entering into or performing this Agreement, including any information regarding the business, assets, operations, customers, or intellectual property of the Company or any other Party (collectively, “Confidential Information”);

(b) not use any Confidential Information for any purpose other than to exercise its rights or perform its obligations under this Agreement; and

(c) not disclose any Confidential Information to any third party, except to its Affiliates, professional advisers, directors, employees, or permitted assigns who have a need to know such information and who are bound by equivalent confidentiality obligations.

12.2 Exceptions

The obligations in Clause 12.1 shall not apply to any information that:

(a) was already known to the receiving Party prior to its disclosure by another Party (without breach of any confidentiality obligation);

(b) is or becomes public knowledge through no fault of the receiving Party;

(c) is lawfully obtained from a third party who is not under any obligation of confidentiality with respect to such information; or

(d) is required to be disclosed by applicable law, regulation, court order, or regulatory authority, provided that the disclosing Party gives prompt notice to the other Parties and uses reasonable efforts to seek confidential treatment or a protective order.

12.3 Public Announcements

(a) No Party shall make, or permit any person to make, any public announcement or press release concerning the existence or terms of this Agreement without the prior written consent of the Company, unless required by applicable law or securities exchange rules.

(b) Where any public disclosure is required by law or regulatory authority, the disclosing Party shall provide the other Parties with a draft of the proposed announcement and consult in good faith regarding its form and timing to the extent reasonably practicable.

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13. DISPUTE RESOLUTION

13.1 Good Faith Negotiation

If any dispute, controversy, or claim arises out of or in connection with this Agreement, including any question regarding its existence, validity, termination, or enforceability (a “Dispute”), the Parties shall first seek to resolve the Dispute through good faith negotiations between their senior executives or designated representatives.

13.2 Referral to Arbitration

If the Dispute is not resolved within thirty (30) days after written notice of the Dispute has been delivered by one Party to the other Parties, the Dispute shall be finally resolved by arbitration administered by the Singapore International Arbitration Centre (SIAC) in accordance with the Arbitration Rules of the SIAC in force at the time of the filing of the notice of arbitration.

13.3 Arbitration Proceedings

The arbitration shall be conducted as follows:

(a) Seat and Venue: The seat and legal place of arbitration shall be Singapore. Unless otherwise agreed by the Parties, all hearings shall take place in Singapore.

(b) Language: The language of the arbitration shall be English.

(c) Number of Arbitrators: The tribunal shall consist of one (1) arbitrator, unless the Parties agree otherwise. The arbitrator shall be appointed in accordance with the SIAC Rules.

(d) Confidentiality: The existence, content, and results of the arbitration proceedings shall be kept confidential by all Parties, unless disclosure is required by law or for enforcement of an arbitral award.

13.4 Interim Relief

Nothing in this Clause shall prevent any Party from seeking urgent interim or injunctive relief from any court of competent jurisdiction, including before the constitution of the arbitral tribunal, where such relief is necessary to preserve the rights of any Party or to protect the subject matter of the dispute.

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14. MISCELLANEOUS

14.1 Entire Agreement

This Agreement (including any Schedules) constitutes the entire agreement among the Parties relating to the subject matter herein and supersedes all prior discussions, term sheets, memoranda of understanding, or other arrangements, whether oral or written.

14.2 Amendments

No modification, amendment, or waiver of any provision of this Agreement shall be valid unless it is made in writing and signed by the Company and Shareholders holding at least seventy-five percent (75%) of the issued shares in the Company. No amendment shall alter Clause 10.3 (Intellectual Property Ownership Irrevocable).

14.3 Assignment

No Party may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the other Parties, except that a Shareholder may assign its rights and obligations to an Affiliate with prior notice, provided that such Affiliate agrees in writing to be bound by the terms of this Agreement.

14.4 No Partnership or Agency

Nothing in this Agreement shall be deemed to constitute a partnership, joint venture, or agency relationship among the Parties. No Party shall have authority to bind or act on behalf of the other Parties.

14.5 Notices

Any notice or communication under this Agreement shall be in writing and shall be delivered by hand, email, or registered mail to the address or email last notified by each Party. Notices shall be deemed received:

(a) if delivered by hand, on the date of delivery;

(b) if sent by email, upon confirmation of transmission; or

(c) if sent by registered mail, three (3) Business Days after posting.

14.6 Severability

If any provision of this Agreement is held to be invalid, illegal, or unenforceable by a court or tribunal of competent jurisdiction, the remaining provisions shall remain in full force and effect.

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14.7 Counterparts

This Agreement may be executed in any number of counterparts (including by electronic signature or PDF), each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

14.8 Costs and Expenses

Each Party shall bear its own legal and professional costs and expenses in connection with the negotiation, preparation, and execution of this Agreement.

14.9 Further Assurances

Each Party shall, at its own cost, do and execute or procure the doing and execution of all such acts, documents, and things as may reasonably be required to give effect to the provisions of this Agreement.

14.10 No Cross-Default into IP Instruments

A breach or default under this Agreement due to business, timing, or performance shortfalls shall not constitute a termination event or trigger any title reversion or license conversion under any IP assignment or license agreement.

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SIGNATURE PAGE

IN WITNESS WHEREOF, the Parties have caused this Share Subscription and Shareholders Agreement to be executed by their duly authorized representatives as of the Effective Date.

Tongshu Biotechnology (Hong Kong) Co., Limited

By:	/s/ Yan Linghua
Name:	Yan Linghua
Title:	Chief Executive Officer

Fidelion Diagnostics Pte. Ltd.

By:	/s/ Ling Xiao
Name:	Ling Xiao
Title:	Director

BioNexus Gene Lab Corp.

By:	/s/ Set Fui Chong
Name:	Set Fui Chong
Title:	Chief Financial Officer

Molecule Bio LLC

By:	/s/ Ling Xiao
Name:	Ling Xiao
Title:	Director

Rainy Morning Technology (Hong Kong) Ltd.

By:	/s/ Tan Wen Long
Name:	Tan Wen Long
Title:	Director

Tan Lee Su-Leng

By:	/s/ Tan Lee Su-Leng
Name:	Tan Lee Su-Leng

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